Exhibit 14

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 14 to the Registration Statement (Form N-6 No. 333-155333) pertaining to Lincoln Life & Annuity Flexible Premium Variable Life Account M, which is incorporated by reference into Post-Effective Amendment No. 15, and to the use therein of our reports dated (a) April 1, 2011, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 1, 2011, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M.

/S/ ERNST & YOUNG, LLP

Philadelphia, Pennsylvania
November 14, 2011